Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 2, 2026 (the “Effective Date”), by and between Professional Diversity Network, Inc., a Delaware corporation (the “Company”), and Yiran Gu (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and Chief Financial Officer; and

WHEREAS, the Executive desires to serve as Chief Executive Officer and Chief Financial Officer upon the terms and conditions set forth herein.

AGREEMENT

The parties agree as follows:

1. POSITION

The Executive hereby accepts employment as Chief Executive Officer and Chief Financial Officer of the Company (the “Employment”). The Executive shall report to and be subject to the oversight of the Board of Directors of the Company (the “Board”).

2. TERM

Subject to the terms and conditions of this Agreement, the term of the Employment shall be twelve (12) months commencing on October 2, 2026, unless terminated earlier pursuant to this Agreement.

3. DUTIES AND RESPONSIBILITIES

The Executive shall perform the duties and responsibilities customarily associated with the offices of Chief Executive Officer and Chief Financial Officer of a publicly traded company, together with such other duties as may be assigned by the Board. The Executive shall faithfully and diligently serve the Company in accordance with this Agreement, the Company’s Certificate of Incorporation and Bylaws, as amended from time to time, and applicable Company policies.

4. NO BREACH OF CONTRACT

The Executive represents that the execution, delivery and performance of this Agreement will not breach or otherwise contravene any agreement or obligation binding upon the Executive and that the Executive will not improperly use or disclose confidential or proprietary information belonging to any third party.

5. COMPENSATION AND BENEFITS

The Executive’s aggregate annual base compensation for service as Chief Executive Officer and Chief Financial Officer shall be US$300,000 per year (the “Base Salary”). The Base Salary represents the aggregate annual compensation for service in both offices and shall not constitute separate compensation of US$300,000 for each office.

The Base Salary may be paid in cash, shares of the Company’s common stock having an equivalent fair market value, or a combination of cash and shares, as determined and approved by the Compensation Committee of the Board, subject to applicable law, Nasdaq rules, the Company’s governing documents, and any applicable equity compensation plan.

For any portion of the Base Salary paid in shares, the number of shares shall be determined based upon the fair market value of the Company’s common stock as of the applicable grant or issuance date, or such other valuation methodology as may be approved by the Compensation Committee and permitted under applicable law. Any equity grant or issuance shall be subject to all required corporate approvals, applicable securities laws, Nasdaq requirements, the terms of any applicable equity compensation plan or award agreement, and any applicable restrictions on transfer or resale.

Cash compensation, if any, shall be paid in accordance with the Company’s customary payroll practices. Equity compensation, if any, may be granted or issued at such times and in such installments as the Compensation Committee may approve, provided that the aggregate annual compensation shall be calculated by reference to the US$300,000 annual amount set forth above.

6. TERMINATION OF THE AGREEMENT

(a) For Cause. The Company may terminate the Employment for cause, including fraud, embezzlement, material dishonesty, gross negligence, willful misconduct, material breach of fiduciary duty, conviction of or plea to a felony involving fraud or dishonesty, or a material breach of this Agreement that remains uncured following reasonable written notice where such breach is capable of cure.

(b) Death or Disability. The Company may terminate the Employment upon the Executive’s death or disability, subject to applicable law.

(c) Without Cause. The Company may terminate the Employment without cause upon written notice. Upon termination, the Executive shall be entitled to Base Salary earned but unpaid through the termination date and any other amounts required under applicable law or applicable benefit or equity plans.

(d) Change of Control Transaction. If the Company or its successor terminates the Employment in connection with a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company (a “Change of Control Transaction”), the Executive shall be entitled to: (i) a lump-sum cash payment equal to twelve (12) months of the Executive’s Base Salary at a rate equal to the greater of her annual salary in effect immediately prior to termination or her then-current annual salary; (ii) a lump-sum cash payment equal to a pro-rated amount of her target annual bonus for the year immediately preceding termination, if applicable; and (iii) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive, to the extent applicable.

(e) By the Executive. The Executive may terminate the Employment upon written notice, including following a material reduction in the Executive’s authority, duties and responsibilities or a material reduction in annual compensation.

7. CONFIDENTIALITY AND NON-DISCLOSURE

The Executive shall maintain the confidentiality of all material non-public, proprietary, confidential and trade-secret information of the Company and its subsidiaries during and following the Employment, except where disclosure is authorized by the Company or required or protected by applicable law. Nothing in this Agreement shall prohibit lawful communications with governmental or regulatory authorities.

8. CONFLICTING EMPLOYMENT

During the Employment, the Executive shall not engage in employment, consulting or other business activities that materially conflict with the Executive’s obligations to the Company without prior written approval of the Board.

9. NON-COMPETITION AND NON-SOLICITATION

Subject to applicable law, during the Employment and for one (1) year following termination, the Executive shall not improperly solicit Company employees, customers or business relationships for the purpose of materially harming the Company, and shall comply with any enforceable restrictive covenants applicable to the Executive.

10. WITHHOLDING TAXES

The Company may withhold from any amounts payable under this Agreement all income, employment and other taxes or amounts required to be withheld under applicable law.

11. ASSIGNMENT

This Agreement is personal to the Executive and may not be assigned by the Executive. The Company may assign this Agreement to a successor or affiliate as permitted by applicable law, and any successor in a Change of Control Transaction shall assume the Company’s obligations hereunder.

12. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect to the maximum extent permitted by applicable law.

13. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Company and the Executive concerning the Employment and supersedes the Employment Agreement dated August 8, 2025 between the Company and the Executive, except for any separate indemnification agreement, equity award agreement, or other agreement expressly intended to survive.

14. GOVERNING LAW; JURISDICTION

Consistent with the Executive’s prior disclosed employment agreement with the Company, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflict-of-laws principles, and the parties consent to the jurisdiction of applicable federal and state courts located in Illinois.

15. AMENDMENT

This Agreement may be amended only by a written instrument executed by the Executive and the Company following all required corporate approvals.

16. WAIVER

No failure or delay in exercising any right under this Agreement shall constitute a waiver of that right. Any waiver must be in writing.

17. NOTICES

All notices under this Agreement shall be in writing and delivered personally, by recognized courier, or by another method permitted by applicable law to the last address provided by the applicable party.

18. COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

19. NO INTERPRETATION AGAINST DRAFTER

Each party acknowledges the opportunity to consult independent legal counsel. This Agreement shall not be construed against either party on the ground that such party drafted or proposed any provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of October 2, 2026.

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ Hao Zhang

Name: Hao Zhang
Title: Chairman of the Board
Date: October 2, 2026

EXECUTIVE

By:	/s/ Yiran Gu

Yiran Gu
Chief Executive Officer and Chief Financial Officer
Date: October 2, 2026